EXECUTIVE EMPLOYMENT AGREEMENT
This Executive Employment Agreement (“Agreement”) is made, effective as of November 6, 2018 (“Effective Date”), by and between Mitek Systems, Inc. (the “Company”) and Scipio “Max” Carnecchia (“Executive”). Capitalized terms used herein and not otherwise defined shall have those meanings set forth in Appendix I hereto.
R E C I T A L S
WHEREAS, the Company wishes to engage Executive as the Company’s Chief Executive Officer and Executive wishes to accept the chief executive officer position of a publicly traded company; and
WHEREAS, as an inducement to Executive accepting the significant duties and responsibilities of a chief executive officer position of a publicly traded company, the Company shall provide the compensation and benefits set forth in this Agreement.
NOW THEREFORE, the parties agree as follows:
1.Employment. The Company hereby agrees to employ Executive, and Executive hereby accepts such employment, upon the terms and conditions set forth herein.
2.Duties.
2.1    Position. Executive shall be employed as Chief Executive Officer of the Company and shall have the duties and responsibilities as set forth in the Company’s Second Amended and Restated Bylaws, as amended (the “Bylaws”) and such other duties to Executive as may be reasonably assigned from time to time by the Company consistent with that position. Executive shall perform faithfully and diligently all duties assigned to Executive and Executive agrees to at all times comply with all present and future policies, handbooks and other reasonable directions and requests of the Company. The Company reserves the right to modify Executive’s position and duties at any time in its sole and absolute discretion (subject to Executive’s rights under Section 7.2 below), provided that the duties assigned are consistent with the position of the Chief Executive Officer. Executive shall report directly to the Board of Directors of the Company (the “Board”).
2.2    Board Position. Upon the Effective Date, the Board shall elect Executive as a member of the Board, to serve until the next annual meeting of the Company’s stockholders after the Effective Date. During Executive’s employment with the Company, at each annual meeting of the Company’s stockholders, the Board (or designated committee thereof) shall nominate Executive for election to the Board by the Company’s stockholders consistent with all other directors and subject to the Company’s Certificate of Incorporation and Bylaws, each as may be amended from time to time, applicable laws and rules of the NASDAQ Stock Market or any stock exchange on which the Company’s securities are or become listed.
2.3    Best Efforts/Full-time. Executive will expend Executive’s reasonable best efforts on behalf of the Company, and will abide by all policies of the Company applicable to the Company’s executives generally and all decisions made by the Board, all in accordance with applicable federal, state and local laws, regulations or ordinances, and subject to the terms of this Agreement. Executive will at all times during Executive’s employment with the Company act in the best interest of the Company and its stockholders. Executive shall devote Executive’s full business time and efforts to the performance of

Executive’s assigned duties for the Company; provided that nothing herein shall preclude Executive, subject to prior consent of the Board, from serving on the boards of directors of other for-profit companies so long as, in each case, and in the aggregate, such service is in accordance with the Company’s policies governing such activities and does not otherwise, either directly or indirectly, conflict with or interfere with the performance of Executive’s duties hereunder or is in any way competitive with the business or proposed business of the Company, whether for compensation or otherwise. Notwithstanding the foregoing, Executive may participate in charitable and non-profit organizations and otherwise manage Executive’s and his family’s affairs, in each case without prior notice to or approval from the Board, so long as no such activities compete with the activities of the Company or unreasonably interfere with the performance of Executive’s duties hereunder.
2.4    Work Location. Executive’s principal place of work shall be located in San Diego, California, or such other location as the parties may agree upon in writing from time to time.
3.At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and shall continue to be at-will, as defined under applicable law. This means that Executive’s employment is not for any specified period of time and, except as otherwise expressly provided for herein and subject to the terms and conditions herein, can be terminated by Executive or the Company at any time, with or without advance notice, and for any or no particular reason or cause. It also means that Executive’s job duties, title, and responsibility and reporting level, work schedule, compensation and benefits, as well as the Company’s personnel policies and procedures, may be changed with prospective effect, with or without notice, at any time in the sole discretion of the Company (subject to any consequences such changes may have under Section 7 of this Agreement, including, without limitation, Executive’s right, if applicable, to terminate for “Good Reason”). This “at-will” nature of Executive’s employment shall remain unchanged during Executive’s tenure as an employee and may not be changed, except in an express writing signed by the Chairman of the Board, or if Executive is then Chairman of the Board, by a writing signed by a majority of the members of the Board (excluding the Executive). If Executive’s employment terminates for any lawful reason, Executive will not be entitled to any payments, benefits, damages, award or compensation other than as expressly provided in this Agreement. Effective upon termination of Executive’s employment with the Company, for any reason, Executive shall be deemed to have resigned from all offices and board memberships, if any, then held with the Company or any of its affiliates, and, at the Company’s request, Executive shall execute such documents as are necessary or desirable to effectuate such resignations.
4.Compensation.
4.1    Base Salary. As compensation for Executive’s performance of Executive’s duties hereunder, the Company shall pay to Executive an initial base salary of $450,000 per year (such initial base salary and any increases thereto that may be approved by the Board in its sole discretion, is referred to herein as the “Base Salary”), payable in accordance with the normal payroll practices of the Company. The Base Salary for the period from the Effective Date through December 31, 2018 shall be pro-rated to reflect such partial year.
4.2    Bonus Compensation. Subject to the last sentence hereof, Executive will be eligible to receive an annual bonus (the “Bonus”) not to exceed 160% of Executive’s then current Base Salary, with a target Bonus amount equal to 80% of Executive’s then current Base Salary, subject to the Company’s achievement of certain business and/or financial goals and Executive’s achievement of individual performance goals to be established by the Board (or designated committee thereof) in the ordinary course. Executive shall be entitled to receive a fiscal year 2019 bonus of not less than $190,000, which shall be payable within sixty (60) days after the Company has finalized its audit of the fiscal year 2019 financial statements (but in any event not later than January 31, 2020). In order to be eligible to receive any Bonus, Executive must be an employee of the Company on the date on which the applicable goal or achievement is attained or satisfied and any Bonus to be paid to Executive shall become payable within sixty (60) days after the Company has finalized its audit of the financial statements of the Company for such year to which the Bonus relates (but in any event not later than January 31st of the subsequent fiscal year).
4.3    Equity Compensation. Effective upon the commencement of Executive’s employment with the Company, Executive shall be granted inducement Equity Awards, the terms of which shall be set forth in applicable Equity Award grant documents. Executive shall be entitled to receive additional annual grants of equity awards in such amounts and containing such terms as the Board (or designated committee thereof) shall determine in its sole discretion. Notwithstanding the foregoing, Executive shall not be entitled to receive any further Equity Awards for the Company’s fiscal years 2019 and 2020.
4.4    Performance and Salary Review. The Company will periodically review Executive’s performance on no less than an annual basis. Adjustments to Base Salary, Bonus or other compensation, if any, will be made by the Board in its sole and absolute discretion.
5.Other Benefits.
5.1    Benefit Plans.    Executive will be eligible for all customary and usual executive benefit programs as the Company may from time to time offer generally to other executives of the Company subject to the terms and conditions of any such benefit plan documents. The Company reserves the right to change or eliminate any and all benefits on a prospective basis, at any time, and nothing herein is intended, nor shall it be construed, to require the Company to institute or keep in effect or continue any benefit plan or any benefits thereunder.
5.2    Business Expenses. Executive will be reimbursed for all reasonable, out-of-pocket business expenses incurred in the performance of Executive’s duties on behalf of the Company. To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation in accordance with the Company’s policies.
5.3    Vacation. Executive shall be entitled to not less than fifteen (15) days of paid time off each calendar year, pro-rated for partial calendar years of service, which may be taking in accordance with the Company’s Paid Time Off policy.
5.4    Indemnification Agreement; Insurance. As an officer of the Company, Executive shall be entitled to enter in the Company’s standard form of indemnification agreement generally available to directors and officers of the Company. Executive will also be covered under a directors and officers liability insurance policy paid for by the Company for so long as Executive serves as an officer of the Company.
6.Withholding. The Company shall have the right to deduct or withhold from any payments made pursuant to this Agreement any and all amounts it is required by applicable law (e.g., for federal income and employee social security taxes and all state or local income taxes now applicable or that may be enacted and become applicable during the then current term of employment) to deduct or withhold and any other amounts Executive agrees or requests the Company to deduct or withhold.
7.Termination of Executive’s Employment. In the event Executive’s employment with the Company terminates pursuant to any provision of this Section 7, then Executive shall be entitled to the applicable payments and benefits set forth below subject to Executive delivering to the Company a waiver and release of claims agreement in standard reasonable form approved by the Company that becomes effective and irrevocable in accordance with Section 7.6 hereof (a “Release”).
7.1    Termination by the Company for Cause. The Company may terminate Executive’s employment with the Company for Cause immediately upon written notice to Executive. In the event Executive’s employment is terminated in accordance with this Section 7.1, the Company shall pay to Executive a lump-sum cash amount equal to that prorated portion of any Base Salary then earned, but not yet paid, as of the date of Executive’s termination of employment with the Company, and any reimbursement of expenses pursuant to Section 5.2 and any accrued paid time off through the date of termination (collectively with any such Base Salary amount, the “Basic Separation Payment”). All other Company obligations to Executive pursuant to this Agreement will, upon the date of such termination, automatically terminate and be completely extinguished and Executive will not be entitled to any Bonus payment (whether earned or not) or other compensation or other Company benefits upon a termination of employment by the Company for Cause. In the event Executive is terminated by the Company for Cause, Executive shall forfeit, effective as of the date Executive engages in such conduct giving rise to his termination for Cause, all unexercised, unearned and/or unpaid Equity Awards, including without limitation, Equity Awards earned but not yet paid, all unpaid dividends and dividend equivalents and all interest, if any, accrued on the foregoing.
7.2    Termination by the Company Without Cause/Termination by Executive for Good Reason. The Company may terminate Executive’s employment with the Company without Cause and not due to any Disability at any time and for any reason or no reason at all, upon not less than ten (10) days prior written notice to Executive. Executive may terminate his employment with the Company for Good Reason; provided, however, that before Executive shall be entitled to terminate his employment with the Company for Good Reason, (i) Executive must provide the Company with thirty (30) days prior written notice of Executive’s intent to terminate his employment and a description of the event Executive believes constitutes Good Reason within thirty (30) days after the initial existence of the event, and (ii) the Company shall have thirty (30) days after Executive provides the notice described above to cure the default that constitutes Good Reason (the “Cure Period”). Executive will have ten (10) days following the end of the Cure Period (if the Company has not otherwise cured the event that otherwise constituted Good Reason) to terminate Executive’s employment, after which time “Good Reason” will no longer be deemed to exist based on such event and Executive will not be entitled to terminate his employment for Good Reason based on such event. In the event Executive’s employment with the Company is terminated without Cause and not due to Executive’s Disability or Executive terminates his employment with the Company for Good Reason outside a Change of Control Period (as defined below), then in either case, the Company shall pay to Executive (i) a lump-sum cash amount equal to the Basic Separation Payment, (ii) a lump-sum cash amount equal to 100% of Executive’s annual Base Salary then in effect (ignoring any reduction that gives rise to a termination for Good Reason), (iii) a lump-sum cash amount equal to twelve (12) times the amount Executive would be required to pay for one month of COBRA continuation coverage under the Company’s medical, vision and dental programs for Executive and his dependents, excluding any flexible spending account, (iv) any Equity Awards held by Executive shall be governed by the terms and conditions of the relevant Equity Plan and Equity Award grant documents, and (v) a lump-

sum pro-rated amount of the target Bonus equal to a fraction, the numerator of which is the number of lapsed days in such fiscal year and the denominator of which is 365.
7.3    Termination of Employment Within 2 Months Prior to or 24 Months Following a Change of Control. In the event that during the two (2) month period prior to the consummation of a Change of Control or the twenty-four (24) month period following the consummation of a Change of Control (the “Change of Control Period”), Executive’s employment with the Company is terminated by the Company without Cause and not due to Executive’s Disability, or Executive terminates employment with the Company for Good Reason, then in either case, the Company shall pay to Executive (i) a lump-sum cash amount equal to the Basic Separation Payment, (ii) a lump-sum cash amount equal to 200% of Executive’s annual Base Salary then-in effect (ignoring any reduction that gives rise to a termination for Good Reason), (iii) a lump-sum cash amount equal to twenty-four (24) times the amount Executive would be required to pay for one month of COBRA continuation coverage under the Company’s medical, vision and dental programs for Executive and his dependents, excluding any flexible spending account, (iv) notwithstanding anything to the contrary contained in any Company Equity Plan or Equity Award (including any restrictions contained in Section 17 of the Company’s Amended and Restated 2012 Incentive Plan or in any other section of any Company Equity Plan or Equity Award), (a) the vesting of all unvested shares of Company stock underlying outstanding non-performance Equity Awards then held by Executive shall automatically accelerate and become vested and exercisable (to the extent applicable, or settled in cash or stock, as applicable) and all such non-performance Equity Awards shall remain exercisable (to the extent applicable) at all times prior to the expiration of the original term of each such non-performance Equity Award, (b) (1) any time vesting requirement of any performance Equity Awards shall be deemed to be satisfied, (2) the share price for determining whether any performance vesting requirement of such performance Equity Awards have vested, in whole or in part, to the extent such shares have not already vested under the performance vesting target applicable to an Equity Award agreement, shall be the per share price payable to the stockholders of the Company in connection with a Change of Control and all such performance Equity Awards shall remain exercisable (to the extent applicable) at all times prior to the expiration of the original term of each such performance Equity Award, provided that in the event that the consummation of a Change of Control occurs prior to the six month anniversary of the Effective Date, all Equity Awards entitled “Conditional Stock Option Agreement” or “Conditional Restricted Stock Unit Award Agreement” shall automatically terminate, shall not vest, shall not become exercisable and shall be void and of no further force or effect, and (c) all restrictions of any kind imposed by the Company or contained in any Equity Plan or any Equity Award and that relate to any equity securities or Equity Awards of the Company then held by Executive shall lapse, and (v) a lump-sum pro-rated amount of the target Bonus equal to a fraction, the numerator of which is the number of lapsed days in such fiscal year and the denominator of which is 365.

7.4    Termination of Employment Upon Death Or Disability.
(a)    Death. Executive’s employment hereunder shall terminate automatically upon Executive’s death during Executive’s employment with the Company. Upon such termination, the Company shall pay to such person as Executive shall have designated in a notice filed with the Company, or, if no such person shall be designated, to his estate as a death benefit, a lump-sum cash amount equal to the Basic Separation Payment, as of the date of Executive’s death. Any Equity Awards held by Executive shall be governed by the terms and conditions of the relevant Equity Plan and Equity Award grant documents.
(b)    Disability. If the Company determines in good faith that the Disability of Executive has occurred during Executive’s employment with Company, subject to applicable laws, it may give written notice to Executive of its intention to terminate his employment. In such event, Executive’s employment with the Company shall terminate effective on the thirtieth (30th) day after receipt of such notice by Executive, provided that, within the thirty (30) days after such receipt, Executive shall not have returned to full-time performance of his duties. During any period that Executive fails to perform his duties hereunder as a result of the Disability, Executive shall continue to receive his full Base Salary until Executive’s employment is terminated pursuant to this Section 7.4(b). Upon a termination of employment due to Disability, the Company will pay Executive (i) the Basic Separation Payment and (ii) a lump-sum cash amount equal to twelve (12) times the amount Executive would be required to pay for one month of COBRA continuation coverage under the Company’s medical, vision and dental programs for Executive and his dependents. Upon the termination of Executive’s employment with the Company under this Section 7.4(b) and the payment of the foregoing amounts, the Company shall not be obligated to make any further payments of any kind to Executive. Termination of Executive’s employment with the Company under this Section 7.4(b) shall not be deemed termination “without Cause.” Any Equity Awards held by Executive shall be governed by the terms and conditions of the relevant Equity Plan and Equity Award grant documents.
7.5    Termination by Executive Without Good Reason. Executive may terminate employment with the Company without Good Reason upon not less than thirty (30) days prior written notice to the Company. Any such termination of employment by Executive without Good Reason shall be deemed, and shall be treated as, a termination for “Cause”, and accordingly, the Company shall only be obligated to pay to Executive the amounts described in Section 7.1 above, as of the date of Executive’s termination of employment with the Company. All other Company obligations to Executive pursuant to this Agreement will, upon the date of such termination, automatically terminate and be completely extinguished and Executive will not be entitled to any Bonus payment (whether earned or not) or other compensation or other Company benefits upon a termination of employment by Executive without Good Reason. In the event Executive terminates employment with the Company without Good Reason, Executive shall forfeit, effective as of the date Executive terminates employment, all unexercised, unearned and/or unpaid Equity Awards, including without limitation, Equity Awards earned but not yet paid, all unpaid dividends and dividend equivalents and all interest, if any, accrued on the foregoing.
7.6    Conditions To Receive Termination Payments. Upon any termination of Executive’s employment with the Company under any provision of this Section 7, Executive will only be entitled to receive the compensation and other benefits, including any benefits related to Equity Awards, if Executive: (i) complies with all surviving provisions of this Agreement as specified in Section 14.9 below; and (ii) executes, delivers to the Company, does not revoke a Release and such Release has become irrevocable, in each case, within thirty (30) days following Executive’s termination (with the acknowledgment that such Release will contain, among other things, a release of all claims, known or unknown, that Executive may have against the Company arising out of or any way related to Executive’s employment or termination of employment with the Company (other than any claims Executive may have related to the compensation or benefits to which Executive may be entitled under this Agreement, and other than any existing or future claims Executive may have under the Indemnification Agreement which, for the avoidance of doubt, will survive any termination of Executive’s employment and shall not be waived in the Release)), which Release shall be provided to Executive within five (5) days following Executive’s termination. Any compensation or other benefits to be paid under this Agreement shall be paid to Executive on the Company’s next regularly scheduled payroll date after any relevant Release has become irrevocable. All other Company obligations (other than any rights to indemnification Executive may have under the Company’s charter documents or any contract entered into by Executive) to Executive will be automatically terminated and completely extinguished.
8.No Conflict of Interest. During Executive’s employment with the Company, Executive must not engage in any work, paid or unpaid, that creates an actual or reasonably predictable potential conflict of interest with the Company. Such work shall include, but is not limited to, directly or indirectly competing with the Company in any way, or acting as an officer, director, employee, consultant, stockholder of more than five percent (5%) of the outstanding securities, or agent of any business enterprise of the same nature as, or which is in competition with, the business in which the Company is now engaged or in which the Company becomes engaged during Executive’s employment with the Company. If such a conflict exists during Executive’s employment with the Company, the Company shall be entitled to ask Executive to, and Executive shall be obligated to, immediately terminate Executive’s employment with the Company, and any compensation to be paid by the Company to Executive in connection with any such termination (and all rights of Executive with respect to all Equity Awards then held by Executive) shall be governed by Section 7.1 hereof.
9.Confidentiality and Proprietary Rights. Executive agrees to read, sign and abide by the Company’s Invention Assignment and Proprietary Information Agreement, which is provided with this Agreement and incorporated herein by reference. Executive shall deliver an executed copy of the Company’s Invention Assignment and Proprietary Information Agreement concurrent with Executive’s commencement of employment with the Company.
10.Nonsolicitation of the Company’s Employees. Executive agrees that during Executive’s employment with the Company and during the 12-month period immediately following Executive’s termination of employment with the Company, Executive will not, either directly or indirectly (including on behalf of any other Person), separately or in association with others, interfere with, impair, disrupt or damage the Company’s business by soliciting, encouraging or attempting to hire any of the Company’s or its subsidiaries’ employees or causing others to solicit or encourage any of the Company’s or its subsidiaries’ employees to discontinue their employment with the Company.
11.Reasonable Legal Expenses. The Company shall reimburse the Executive for all of Executive’s reasonable legal expenses incurred in the initial negotiation and execution of this Agreement and other agreements related to Executive’s employment hereunder, which legal expenses shall not exceed $15,000 without the Company’s prior written consent. For the avoidance of doubt, the Company shall not reimburse Executive for any attorneys’ fees arising from any dispute.
12.Agreement to Arbitrate. To the fullest extent permitted by applicable law, Executive and the Company agree to arbitrate any controversy, claim or dispute between them arising out of or in any way related to this Agreement, the employment relationship between the Company and Executive and any disputes upon termination of employment, including but not limited to breach of contract, tort, discrimination, harassment, wrongful termination, demotion, discipline, failure to accommodate, family and medical leave, compensation or benefits claims, constitutional claims; and any claims for violation of any local, state or federal law, statute, regulation or ordinance or common law. Claims for injunctive relief pursuant to Section 13 below are excluded. For the purpose of this agreement to arbitrate, references to the “Company” include all direct and indirect parent and subsidiary or related entities and their employees, supervisors, officers, directors, agents, pension or benefit plans, pension or benefit plan sponsors, fiduciaries, administrators, affiliates and all successors and assigns of any of them, and this agreement to arbitrate shall apply to them to the extent Executive’s claims arise out of or relate to their actions on behalf of the Company.
12.1    Consideration. The mutual promise by the Company and Executive to arbitrate any and all disputes between them (except for those referenced above) rather than litigate them before the courts or other bodies, provides the consideration for this agreement to arbitrate.
12.2    Initiation of Arbitration. Either party may exercise the right to arbitrate by providing the other party with written notice of any and all claims forming the basis of such right in sufficient detail to inform the other party of the substance of such claims. In no event shall the request for arbitration be made after the date when institution of legal or equitable proceedings based on such claims would be barred by the applicable statute of limitations.
12.3    Arbitration Procedure. The arbitration will be conducted in San Diego, California by a single neutral arbitrator and in accordance with the then current rules for resolution of employment disputes of JAMS (“JAMS”). The parties are entitled to representation by an attorney or other representative of their choosing. The arbitrator shall have the power to enter any award that could be entered by a judge of the trial court of the State of California, and only such power, and shall follow the law. The parties agree to abide by and perform any award rendered by the arbitrator. The arbitrator shall issue the award in writing and therein state the essential findings and conclusions on which the award is based. Judgment on the award may be entered in any court having jurisdiction thereof.
12.4    Costs of Arbitration. The Company shall bear the costs of the arbitration filing and hearing fees and the cost of the arbitrator. Each of the Company and Executive shall pay its own attorney’s fees in connection with the arbitration unless otherwise provided by the arbitrator.
13.Specific Performance. Recognizing that irreparable damage will result to the Company in the event of the breach or threatened breach of any of the covenants and assurances by the Executive contained in Sections 8, 9, 10 and 12, and that the Company’s remedies at law for any such breach or threatened breach are inadequate, the Company and its successors and assigns, in addition to such other remedies which may be available to them, shall be entitled to an injunction to be issued by any court of competent jurisdiction ordering compliance with this Agreement or enjoining and restraining Executive, and each and every person, firm or company acting in concert or participation with Executive, from the continuation of such breach. The obligations of Executive and rights of the Company pursuant to this Section 13 shall survive the termination of Executive’s employment under this Agreement. The covenants and obligations of Executive set forth in this Section 13 are in addition to and not in lieu of or exclusive of any other obligations and duties Executive owes to the Company, whether expressed or implied in fact or law. No equitable remedies referred to above will be deemed to be the exclusive remedy for a breach of this Agreement, but rather will be in addition to all other remedies available under this Agreement, at law or in equity.

14.General Provisions.
14.1    Prior Employment. Executive represents and warrants that Executive’s acceptance of employment with the Company has not breached, and the performance of Executive’s duties hereunder will not breach, any duty owed by Executive to any prior employer or other Person.
14.2    Successors and Assigns. This Agreement is binding upon the parties hereto and their respective successors, assigns, heirs and personal representatives. Except as otherwise provided herein, the Company may assign its rights and obligations under this Agreement to any successor to all or substantially all of the Company’s assets or business of the Company (by sale, transfer, merger or otherwise). None of Executive’s rights or obligations under this Agreement may be assigned or transferred by Executive to any Person, other than Executive’s rights to payments hereunder which may only be transferred by will.
14.3    Waiver. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.
14.4    Attorneys’ Fees. Each party will bear its own attorneys’ fees in any dispute unless a statutory section at issue, if any, authorizes the award of attorneys’ fees to the prevailing party.
14.5    Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.
14.6    Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.
14.7    Governing Law. This Agreement will be governed by and construed in accordance with the laws of the United States and the State of California. Subject to Section 12 above, each party consents to the jurisdiction and venue of the state or federal courts in San Diego, California, if applicable, in any action, suit, or proceeding arising out of or relating to this Agreement.
14.8    Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by email transmission with a written or electronic confirmation of delivery; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth below, or such other address as either party may specify in writing.
14.9    Survival. Section 9 (“Confidentiality and Proprietary Rights”), Section 10 (“Nonsolicitation”), Section 12 (“Agreement to Arbitrate”), Section 13 (“Specific Performance”), this Section 13 (“General Provisions”), Section 15 (“Section 409A”), and Section 16 (“Entire Agreement”) of this Agreement, and all provisions requiring the payment of amounts to Executive upon termination, shall survive the termination of this Agreement for any reason or Executive’s termination of employment with the Company.
15.Section 409A. If any benefit or amount payable to Executive hereunder on account of Executive’s termination of employment constitutes “nonqualified deferred compensation” within the meaning of Section 409A (“409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), payment of such benefit or amount shall commence at the time Executive incurs a “separation from service” from the Company within the meaning of Treasury Regulation Section 1.409A-1(h). If, at the time Executive incurs a separation from service, Executive is a “specified employee” within the meaning of 409A, any benefit or amount payable to Executive under this Agreement on account of Executive’s termination of employment that constitutes nonqualified deferred compensation subject to 409A shall be delayed until the first day of the seventh month following Executive’s separation from service (the “409A Suspension Period”). Within fourteen (14) days after the end of the 409A Suspension Period, the Company shall pay to Executive a lump-sum payment in cash (or the form such payment otherwise would take) equal to any payments that the Company would otherwise have been required to provide under this Agreement but for the imposition of the 409A Suspension Period. Thereafter, Executive shall receive any remaining payments due under this Agreement in accordance with the terms of this Agreement (as if there had not been any suspension period beforehand). For purposes of Section 409A, each payment hereunder shall be considered a separate identifiable payment.
16.Entire Agreement. This Agreement, including the Company’s Invention Assignment and Proprietary Information Agreement incorporated herein by reference and any documents related to Executive’s Equity Awards and Bonus, constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. This Agreement may be amended or modified only with the written consent of Executive and the Company upon authorization of the Board. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.
17.Counterparts.    This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. The parties agree that facsimile copies of signatures shall be deemed originals for all purposes hereof and that a party may produce such copies, without the need to produce original signatures, to prove the existence of this Agreement in any proceeding brought hereunder.
THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.
[The remainder of this page is intentionally left blank.]

EXECUTIVE: Scipio “Max” Carnecchia
Dated: November 6, 2018	By: /s/ Scipio “Max” Carnecchia

Dated: November 6, 2018	MITEK SYSTEMS, INC.
By: /s/ Jason L. Gray Jason L. Gray 600 B. Street, #100 San Diego, CA 92101

[SIGNATURE PAGE – EXECUTIVE EMPLOYMENT AGREEMENT]

APPENDIX I
DEFINITIONS

All defined terms used in this Appendix I that are not otherwise defined in this Appendix I shall have the meaning ascribed to such terms in the Executive Employment Agreement to which this Appendix I relates.

“Acquiring Company” shall mean the resulting or surviving corporation, or the company issuing cash or securities (or its ultimate parent company), in a merger consolidation, tender offer or share exchange involving the Company, or the successor corporation to the Company (whether in any such transaction or otherwise).
“Cause” shall mean the occurrence of any one or more of the following events or conditions:
(i)    any material failure on the part of Executive (other than by reason of disability of Executive) to faithfully and professionally carry out Executive’s duties which failure continues for ten (10) days after written notice detailing such failure is delivered to Executive by the Company;
(ii)    Executive’s dishonesty or other misconduct, if such dishonesty or other misconduct is intended to or likely to materially injure the business or reputation of the Company;
(iii)    Executive’s conviction or no contest plea to any misdemeanor involving dishonesty, theft, fraud or moral turpitude, or any felony.
(iv)    Executive’s insobriety or illegal use of drugs, chemicals or controlled substances either (A) in the course of performing Executive’s duties and responsibilities under this Agreement or (B) otherwise materially affecting the ability of Executive to perform the same;
(v)     Executive’s material breach of any written agreement with the Company or any of its affiliates or material violation of the Company’s Code of Conduct or any other material written policy of the Company; or
(vi)    Any wanton or willful dereliction of duties by Executive.
“Change of Control” shall mean the occurrence of any of the following events or circumstances:
(i)    any “person” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), including a “group” within the meaning of such Section 13(d) but excluding the Company and any of its subsidiaries and any employee benefit plan sponsored or maintained by the Company or any subsidiary thereof, shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors (“Company Voting Securities”);
(ii)    the consummation of a merger or consolidation involving the Company, or the acceptance by the stockholders of the Company of equity securities in a share exchange, where the Persons who were the beneficial owners of the Company Voting Securities outstanding immediately prior to such merger, consolidation or share exchange, do not beneficially own, directly or indirectly, immediately after such merger, consolidation or share exchange, securities representing more than fifty percent (50%) of the combined voting power of the then-outstanding Company Voting Securities or voting securities of the Acquiring Company in such merger, consolidation or share exchange, in substantially the same proportions as their ownership of the Company Voting Securities immediately prior to such merger, consolidation or share exchange;
(iii)    a sale, exchange or other disposition or transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; provided, however, that a Change of Control shall not be deemed to have occurred where: (x) the Company sells, exchanges or otherwise disposes or transfers all or substantially all of its assets to another Person which is beneficially owned, directly or indirectly, immediately following such transaction by the holders of Company Voting Securities in substantially the same proportions as their ownership of the Company Voting Securities immediately prior to such transaction; and (y) such Person expressly assumes this Agreement; or
(iv)    such time as the Continuing Directors (as defined below) do not constitute at least a majority of the Board of Directors of the Company (or, if applicable, the board of directors of a successor to the Company), where the term “Continuing Director” means at any date a member of the Board who was: (x) a member of the Board of Directors of the Company on the Effective Date; or (y) nominated or elected subsequent to the Effective Date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board of Directors of the Company was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election (it being understood that no individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall be a Continuing Director).
“Disability” shall mean Executive’s physical or mental illness, injury or infirmity which prevents Executive from performing Executive’s material duties for a period of (A) ninety (90) consecutive calendar days or (B) an aggregate of one hundred eighty (180) calendar days out of any consecutive twelve (12) month period.
“Equity Award” shall mean any equity security, stock option, restricted stock, restricted stock unit, stock appreciation right, phantom stock unit or other right to acquire equity securities of the Company or any right to payment tied to the value of equity securities of the Company, whether such equity security, stock option, restricted stock, restricted stock unit, stock appreciation right, phantom stock unit or other right to acquire equity securities of the Company or right to payment based on the value of equity securities of the Company is granted or issued pursuant to an Equity Plan, outside an Equity Plan or otherwise.
“Equity Plan” shall mean the Company Stock Option Plans and any other plan, agreement or arrangement (whether written or oral and whether issued outside of any Company Stock Option Plan) pursuant to or out of which the Company issues or grants any Equity Awards to any Person.
“Good Reason” shall mean any one or more of the following events or conditions:
(i)    the Company’s breach of any of the material terms of this Agreement;

(ii)    the Company’s relocating its office at which Executive is principally employed on the Effective Date to a location either outside of the United States or outside of the San Diego County, and that reassignment materially and adversely affects Executive’s commute based on Executive’s principal place of employment immediately prior to the time such relocation is announced and Executive is required to commute to such location without Executive’s written consent;
(iii)    a material diminution in Executive’s title, duties or responsibilities or conditions of employment from those in effect on the Effective Date; or
(iv)    a reduction of Executive’s Base Salary or a reduction of the target Bonus percentage without Executive’s consent.
“Person” shall mean any individual, corporation, limited liability corporation, partnership, or other business entity.

“Stock Option Plans” shall mean each of the Company’s 1999 Stock Option Plan, Amended 2000 Stock Option Plan, 2002 Stock Option Plan, 2006 Stock Option Plan, 2010 Stock Option Plan, Amended and Restated 2012 Incentive Plan, and the 2011 Director Restricted Stock Unit Plan.